Exhibit 99.15

Avocent Reports Record Second Quarter Revenue of $159.2 Million and Provides Third Quarter Outlook

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ:AVCT) today reported record second quarter revenue of $159.2 million, an increase of 6% compared with the second quarter of 2007.

“Avocent reported improved sales of branded and OEM products in the second quarter of 2008 and continued sales growth in European and Asian markets compared with the second quarter of last year,” stated Edwin L. Harper, chairman of Avocent Corporation. “LANDesk sales rose 16% to $31.8 million due to increased demand, higher contract renewal rates, and growth in average contract size. Our Management Systems sales increased 6% from the second quarter of last year due primarily to ongoing strength in Asia and Europe and increased sales of our secure products in the U.S.”

“Earlier this week, we announced that Mike Borman joined Avocent as our new CEO. We believe he is superbly qualified for this position based on his solid record in transformational leadership roles at IBM. Under his leadership, we expect to better leverage our existing products, markets, customer base, and capabilities to accelerate our growth in IT Operations Management and build long-term shareholder value,” continued Mr. Harper.

Second Quarter Results

Second quarter 2008 operational income, which is income prior to restructuring costs, intangible amortization, and stock-based compensation expense, was $18.4 million, or $0.41 per diluted share, compared with operational income of $21.1 million, or $0.41 per diluted share, in the second quarter of 2007. (See “Use of Non-GAAP Financial Measures” discussion below.)

GAAP net income for the second quarter of 2008 was $3.4 million, or $0.08 per diluted share. This compares with GAAP net income of $15.0 million, or $0.29 per diluted share, in the second quarter of 2007. Net adjustments to reconcile operational net income to GAAP net income were $15.0 million in the second quarter of 2008, including $8.1 million in intangible amortization, $4.7 million in stock-based compensation expenses and $2.2 million in restructuring charges. Net adjustments to reconcile operational net income to GAAP net income were $6.2 million in the second quarter of 2007, including $8.8 million in intangible amortization, $3.9 million in stock-based compensation expenses and net of a one-time tax benefit of $6.5 million related to the LANDesk acquired in-process research and development expense which was determined to be deductible during the second quarter of 2007.

Total sales of all branded products, including LANDesk, increased 8% from the second quarter of 2007 and accounted for 67% of total second quarter 2008 sales. OEM sales rose 2% from the second quarter of 2007 and accounted for 33% of total second quarter 2008 sales. U.S. sales were down 2% to $87.2 million and international sales rose 16% to $72.0 million compared with the second quarter of 2007. Our Management Systems and LANDesk sales teams continued to capitalize on cross-selling efforts, closing more than 10 opportunities in the second quarter.

Gross profit, excluding amortization of certain intangibles and stock-based compensation, for the second quarter of 2008 increased 4% to $102.9 million compared with $98.6 million in the second quarter of 2007. Gross margin was 64.7% for the second quarter of 2008 compared with 65.5% for the second quarter of 2007. Gross margin was impacted by a change in product mix within Management Systems, in particular increased sales of certain secure products which carry lower than average gross margins, combined with increased freight costs as a percentage of sales over that of prior quarters.

Research and development expenses excluding stock-based compensation, increased 16% to $23.0 million ($24.4 million on a GAAP basis, which includes stock-based compensation of $1.3 million), or 15% of sales, compared with $19.8 million, or 13% of sales, in the second quarter of 2007. “Beginning in the third quarter of 2008, we anticipate reaping the benefits in our R&D realignment announced June 30, 2008,” continued Mr. Harper. “Through these efforts, we are better focused on the development of products with the highest potential incremental revenue growth. We also intend to maintain our programs of updating existing products and improving product designs to lower manufacturing costs although at a lower level of investment to enhance our return on R&D expenditures.”

Selling, general and administrative expenses, excluding stock-based compensation, increased 12% to $54.7 million ($57.4 million on a GAAP basis, which includes stock-based compensation of $2.6 million), or 34% of sales, compared with $49.0 million, or 33% of sales, in the second quarter of 2007. The increase in SG&A expenses was due primarily to investments in the sales force and marketing expenditures.

Operating income (excluding restructuring costs, stock-based compensation and intangible asset amortization) declined 15% to $25.2 million in the second quarter of 2008 compared with $29.8 million in the second quarter of 2007.

“While Avocent recorded higher than expected revenue for the second quarter 2008, the resulting operational earnings per share was $0.41. EPS was directly affected by higher sales of lower margined products and increased operating expenses,” stated Edward H. Blankenship, Avocent’s CFO. “The restructuring activities we announced on June 30 are designed to significantly reduce our cost structure. We expect these cost reduction actions to yield pretax savings of approximately $5 million - $6 million in the second half of 2008 and approximately $26 million - $28 million in 2009.”

Avocent’s cash flow from operations was approximately $34 million for the second quarter of 2008. Avocent repaid $10 million of debt during the quarter. At the end of the second quarter, Avocent’s cash, cash equivalents and investments totaled approximately $117 million.

Second Quarter Business Unit Results

Revenue from the Management Systems portfolio rose 6% to $121.7 million in the second quarter of 2008 from $115.0 million in the second quarter of 2007. Operating income from this unit was $29.1 million in the second quarter of 2008 as compared to $34.6 million in the second quarter of 2007. This change resulted from a shift in the product mix and increased operating expenses discussed earlier.

Revenue from the LANDesk portfolio increased 16% to $31.8 million in the second quarter of 2008 and contributed $3.9 million in operating profit for the quarter, which represented an operating profit margin of 12.3%, up from $1.1 million in the second quarter of 2007. Our LANDesk portfolio accounted for revenues of $27.6 million in the second quarter of 2007.

Revenue from Avocent’s entrepreneurial business units totaled $4.9 million in the second quarter of 2008 compared with $6.0 million in the second quarter of 2007, including $2.8 million and $4.4 million, respectively, from product lines expected to be divested. Operating losses from the entrepreneurial business units decreased to $535,000 in the second quarter of 2008 compared with $2.1 million in the second quarter of 2007.

Acquisitions to Be Accretive to 2008 Second Half Results

On July 1, 2008, Avocent announced the acquisition of Touchpaper Group Limited, a privately held provider of IT business management solutions based in Woking, U.K., and the acquisition of assets and liabilities of Ergo 2000, Inc., a privately held provider of rack-mounted LCD consoles based in Fullerton, California. These transactions closed earlier in the third quarter. The acquisitions are expected to be accretive to sales and operational (non-GAAP) earnings in the second half of 2008. Touchpaper and Ergo had 2007 sales of approximately $34 million and $33 million, respectively.

“The acquisitions are part of our long-term strategy to invest in and enhance Avocent’s product offerings in IT Operations Management,” stated Mr. Harper. “The Touchpaper acquisition will be integrated with our LANDesk branded product offerings to extend our desktop solutions for incident management, problem management, and service desk capabilities. As we move forward in development, we will be able to offer this product to our datacenter customers as well.”

“Ergo’s LCD rack-based console management products will add server access capabilities that complement our market-leading console switches. We expect to accelerate Ergo’s sales by marketing their products to our broader customer base and extending sales to our international markets. We also expect to grow margins at Touchpaper and Ergo by consolidating administrative, sales and marketing, and manufacturing operations with Avocent,” concluded Mr. Harper.

Third Quarter 2008 Outlook

“We expect our revenue for the third quarter will be in the range of $175 million to $183 million, which includes the Touchpaper and Ergo acquisitions,” stated Mr. Blankenship. “We believe our operational operating expenses will increase to $80 million to $84 million, reflecting the two acquisitions and ongoing investments in R&D and marketing programs for higher growth product areas, offset by savings we expect to achieve from our recently announced restructuring program. These estimates result in an expected operational (non-GAAP) EPS range of $0.54 to $0.58. All of these estimates assume we will not yet have sold the Pro a/v or Equinox serial product lines which we have announced we intend to divest,” continued Mr. Blankenship.

“During the second quarter we incurred approximately $2.8 million of restructuring charges related to a series of actions designed to enhance Avocent’s competitiveness, intensify our focus on IT Operations Management, improve efficiency, and reduce our costs,” stated Mr. Blankenship. “We initiated workforce reduction and consolidation actions to focus on key growth areas and to improve our operating efficiency. We expect to book an additional $5 million to $6 million in restructuring charges, excluding stock-based compensation, during the second half of 2008, including approximately $4 million to $5 million in the third quarter. We estimate that our restructuring actions will yield pretax savings of approximately $5 million - $6 million in the second half of 2008 and $26 million - $28 million in 2009 as we work to accelerate revenue growth and improve our operating margins in 2009 to much closer to our target of 24% – 26%.”

Inducement Awards

In connection with his selection as Avocent’s new Chief Executive Officer, Mr. Borman was awarded 125,000 restricted stock units, which will vest over the next 42 months. In addition, Mr. Borman was awarded up to 125,000 performance shares under the Avocent Corporation 2008 Inducement Equity Incentive Plan. Mr. Borman will become eligible to vest in these performance shares upon the achievement of specified targeted levels of Avocent Corporation’s average common stock price on specific dates over a two year period, with vesting occurring over the next 42 months. These awards were inducement awards under the NASDAQ Marketplace Rules.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including net sales, gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of restructuring costs, amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP net sales operational measure consists of net sales increased by the pro-forma amortization of deferred revenue of LANDesk at the date of acquisition which was reduced to estimated fair value pursuant to purchase accounting under GAAP. This pro forma amortization ended in the third quarter of 2007.
  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of restructuring costs, stock-based compensation and amortization of intangible assets arising from purchase accounting.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

We believe that excluding restructuring costs (which consist primarily of one time severance compensation and related employee benefits) provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods as these costs are not part of our ongoing operating expenses.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding restructuring costs, stock-based compensation expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenues associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

Conference Call

Avocent will provide an on-line, real-time webcast and rebroadcast of its second quarter results conference call to be held July 17, 2008. The live broadcast will be available on-line at www.avocent.com as well as http://ir.avocent.com/ beginning at 4:00 p.m. Central time. The on-line replay will follow immediately and continue for 30 days.

About Avocent Corporation

Avocent delivers IT infrastructure management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized in-band and out-of-band hardware and software solutions. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our ability to leverage our products, markets, customers, and capabilities to accelerate our growth in IT Operations Management and build shareholder value under Mr. Borman’s leadership, the expected benefits, cost savings, charges, earnings growth, and margin improvement related to our previously-announced workforce reduction and consolidation actions, our future product development efforts, costs, and resulting revenue growth, the accretive nature of the Touchpaper and Ergo acquisitions to our sales and operational earnings in 2008, our ability to grow their margins, extend their sales internationally, and integrate their product offerings and solutions with our existing products, solutions, and customers, and our projected range of revenue, operational operating expenses, and operational earnings per share for the third quarter of 2008. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Net sales	$ 159,182	$ 150,225	$ 300,581	$ 283,376
Cost of sales(1)(2)	59,293	55,143	109,558	107,279
Gross profit	99,889	95,082	191,023	176,097

Research and development expenses(1)	24,361	21,189	47,728	42,070
Selling, general and administrative expenses(1)	57,445	52,442	112,564	101,102
Restructuring and retirement expenses(1)	4,730	-	7,701	-
Amortization of intangible assets(2)	7,617	7,581	15,152	16,543
Operating income	5,736	13,870	7,878	16,382

Other (expense), net	(1,234)	(1,349)	(1,719)	(3,021)
Income before income taxes	4,502	12,521	6,159	13,361

Provision (benefit) for income taxes	1,059	(2,479)	1,985	(2,385)
Net income	$ 3,443	$ 15,000	$ 4,174	$ 15,746

Earnings per share:
Basic	$ 0.08	$ 0.30	$ 0.09	$ 0.31
Diluted	$ 0.08	$ 0.29	$ 0.09	$ 0.31

Weighted average shares and common equivalents outstanding:
Basic	44,731	50,476	45,469	50,607
Diluted	45,378	51,158	46,126	51,457

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Cost of sales	$ 257	$ 301	$ 500	$ 480
Research and development expenses	1,340	1,391	2,355	2,506
Selling, general and administrative expenses	2,622	3,411	5,302	5,778
Restructuring and retirement expenses	1,904	-	2,519	-
Total stock-based compensation	$ 6,123	$ 5,103	$ 10,676	$ 8,764

(2) Includes amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included elsewhere in this release.

	For the Three Months Ended		For the Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Cost of sales	$ 2,768	$ 2,767	$ 5,535	$ 5,450
Amortization of intangible assets	7,617	7,581	15,152	16,543
Total amortization of intangible assets	$ 10,385	$ 10,348	$ 20,687	$ 21,993

Non-GAAP Operational Measures(3)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Operational net sales	$ 159,182	$ 150,720	$ 300,581	$ 284,652
Operational gross profit	$ 102,914	$ 98,645	$ 197,058	$ 183,303
Operational operating income	$ 25,235	$ 29,828	$ 44,590	$ 48,439
Operational net income	$ 18,387	$ 21,134	$ 32,851	$ 33,846
Operational diluted earnings per share	$ 0.41	$ 0.41	$ 0.71	$ 0.66

(3) See reconciliation of GAAP to Non-GAAP operational measures included elsewhere in this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

	GAAP		Purchase		Non-GAAP
	Financial	Stock-based	Accounting	Restructuring	Operational
	Measures	Compensation(1)	Adjustments(2)	Expenses	Measures
For the Three Months Ended June 27, 2008

Operational net sales	$ 159,182	-	-	-	$ 159,182
Operational gross profit	$ 99,889	257	2,768	-	$ 102,914
Operational operating income	$ 5,736	6,123	10,550	2,826	$ 25,235
Operational net income(3)	$ 3,443	4,691	8,088	2,165	$ 18,387
Operational diluted earnings per share(3)	$ 0.08	0.10	0.18	0.05	$ 0.41

For the Three Months Ended June 29, 2007

Operational net sales	$ 150,225	-	495	-	$ 150,720
Operational gross profit	$ 95,082	301	3,262	-	$ 98,645
Operational operating income	$ 13,870	5,103	10,855	-	$ 29,828
Operational net income	$ 15,000	3,875	2,259	-	$ 21,134
Operational diluted earnings per share	$ 0.29	0.08	0.04	-	$ 0.41

For the Six Months Ended June 27, 2008

Operational net sales	$ 300,581	-	-	-	$ 300,581
Operational gross profit	$ 191,023	500	5,535	-	$ 197,058
Operational operating income	$ 7,878	10,676	20,854	5,182	$ 44,590
Operational net income(3)	$ 4,174	8,181	16,525	3,971	$ 32,851
Operational diluted earnings per share(3)	$ 0.09	0.18	0.36	0.09	$ 0.71

For the Six Months Ended June 29, 2007

Operational net sales	$ 283,376	-	1,276	-	$ 284,652
Operational gross profit	$ 176,097	480	6,726	-	$ 183,303
Operational operating income	$ 16,382	8,764	23,293	-	$ 48,439
Operational net income	$ 15,746	6,531	11,569	-	$ 33,846
Operational diluted earnings per share	$ 0.31	0.13	0.22	-	$ 0.66

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares. Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date as well as on subsequent equity compensation grants and modifications to previous awards. See amounts for each period included elsewhere in this release.

(2) Includes purchase accounting adjustments related to amortization of intangibles, depreciation of the step-up in bases of property and equipment and amortization of the fair-value adjustments to deferred revenue and the tax effects of these adjustments.

(3) Operational income tax expense includes benefit of $1,445 and $1,535 for the three months ended June 27, 2008 and June 29, 2007, respectively. Operational income tax expense includes benefit of $2,890 and $2,046 for the six months ended June 27, 2008 and June 29, 2007, respectively. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	June 27,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments
	$ 116,933	$ 111,126
Accounts receivable, net	111,087	109,851
Inventories, net	27,926	30,103
Other current assets	14,576	15,198
Deferred income tax	2,079	3,094
Total current assets	272,601	269,372

Property and equipment, net	36,991	37,298
Goodwill	584,949	584,949
Intangible assets, net	148,535	167,982
Deferred tax asset	21,574	16,131
Other assets	2,484	2,701
Total assets	$ 1,067,134	$ 1,078,433

Accounts payable and other accrued expenses	$ 47,496	$ 45,103
Income tax payable	11,811	14,950
Deferred revenue	59,057	54,738
Other current liabilities	32,586	30,630
Total current liabilities	150,950	145,421

Line of credit obligation	130,000	95,000
Deferred revenue, net of current portion	10,021	11,325
Other non-current liabilities	338	1,025
Total liabilities	291,309	252,771

Total stockholders' equity	775,825	825,662

Total liabilities and stockholders' equity	$ 1,067,134	$ 1,078,433

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended		Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Revenue by Distribution Channel
Branded	$ 106,871	$ 99,310	$ 200,534	$ 185,135
OEM	52,311	51,410	100,047	99,517
Total	$ 159,182	$ 150,720	$ 300,581	$ 284,652

Revenue by Business Unit
Management Systems	$ 121,664	$ 114,964	$ 229,395	$ 220,068
LANDesk	31,842	27,563	61,035	51,417
Other business units	4,918	6,035	8,617	10,259
Corporate and unallocated	758	2,158	1,534	2,908
Total	$ 159,182	$ 150,720	$ 300,581	$ 284,652

Management Systems Revenue by Product Line
KVM	$ 92,323	$ 87,459	$ 171,249	$ 168,147
Serial Management	13,336	12,752	26,055	24,038
Embedded Software and Solutions	8,405	7,897	16,752	15,474
Other	7,600	6,856	15,339	12,409
Total	$ 121,664	$ 114,964	$ 229,395	$ 220,068

LANDesk Revenues by Type
Licenses and royalties	$ 18,785	$ 16,800	$ 35,827	$ 30,171
Maintenance and services	13,057	10,763	25,208	21,246
Total	$ 31,842	$ 27,563	$ 61,035	$ 51,417

Operating Profit by Business Unit
Management Systems	$ 29,141	$ 34,588	$ 56,324	$ 60,499
LANDesk	3,931	1,117	4,541	581
Other business units	(535)	(2,073)	(1,607)	(5,223)
Corporate and unallocated	(7,302)	(3,804)	(14,668)	(7,418)
Total	$ 25,235	$ 29,828	$ 44,590	$ 48,439

Cash Flow Highlights
Cash provided by operations	$ 34,176	$ 39,615	$ 38,877	$ 57,459
Depreciation expense	$ 2,298	$ 2,376	$ 4,890	$ 4,730
Capital expenditures	$ 2,888	$ 2,252	$ 5,011	$ 4,868
Purchase of treasury shares	$ 1,493	$ 2,493	$ 64,449	$ 17,931

CONTACT:
Avocent Corporation
Edward H. Blankenship
Senior Vice President of Finance and
Chief Financial Officer
256-217-1301